Exhibit 99.27

FIRST AMENDMENT TO

SECOND AMENDED AND

RESTATED SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT is dated as of May 28, 2004 (this “Amendment”), by and between CONSUMER PORTFOLIO SERVICES, INC, a California corporation (the “Company”), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the “Secured Party”).

R E C I T A L S

A. The Company and the Secured Party have entered into a Third Amendment to Third Amended and Restated Securities Purchase Agreement dated as of May 28, 2004 (the “Third Amendment”), which amends further that certain Third Amended and Restated Securities Purchase Agreement dated as of January 29, 2004 (as amended by a March 25 Amendment to Securities Purchase Agreement dated as of March 25, 2004, a Consent and First Amendment to Third Amended and Restated Securities Purchase Agreement dated as of April 2, 2004 and the Third Amendment, the “Securities Purchase Agreement”). Pursuant to the Third Amendment, among other things, the Company is issuing and selling to the Secured Party, and the Secured Party is purchasing from the Company, the Term E Note.

B. The Company and the Secured Party are parties to that certain Second Amended and Restated Security Agreement dated as of January 29, 2004 (the “Security Agreement”), pursuant to which, among other things, the Company and the Secured Party amended and restated the First Amended and Restated Security Agreement which, in turn, amended and restated the Original Pledge and Security Agreement. Under the Security Agreement, the Company granted to the Secured Party a continuing first priority security interest in and to, and pledged and assigned to Secured Party, and affirmed, ratified and acknowledged the continuing validity, enforceability and perfection of the prior assignments, pledges and grants of first priority security interests to the Secured Party in and to, all Collateral as security for the full payment and performance of all Obligations. Unless otherwise indicated, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Securities Purchase Agreement or the Security Agreement, as the case may be.

C. In connection with the closing of the transactions contemplated by the Third Amendment, the parties wish to amend the Security Agreement to clarify and memorialize their prior agreement that any Specified Securitization Transaction Collateral (or any interest therein) that is released by the Secured Party from its security interest pursuant to a Securitization Transaction Collateral Release Agreement and is thereafter acquired or re-acquired by the Company after the effective date of such release becomes automatically subject to the Secured Party’s security interest under the Collateral Documents immediately upon the Company’s acquisition or re-acquisition of such Specified Securitization Transaction Collateral (or such interest).

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Section 2(a). The last paragraph of paragraph (a) of Section 2 (Grant of Security Interest) to the Security Agreement is hereby amended by replacing such last paragraph in its entirety with the following paragraph:

“Notwithstanding the foregoing, (A) the Collateral shall exclude those items of property which expressly comprise the Specified Securitization Transaction Collateral, but shall include all similar assets, properties and rights to the extent not specifically described in a Securitization Transaction Collateral Release Agreement, and (B) if any Specified Securitization Transaction Collateral (or any interest therein) that is released by the Secured Party pursuant to a Securitization Transaction Collateral Release Agreement is acquired or re-acquired by the Company at any time or from time to time after the effective date of such release (whether such effective date occurred prior to, on or after the date hereof), such Specified Securitization Transaction Collateral (or interest therein) shall become subject to the Secured Party’s security interest under this Agreement (and any other applicable Collateral Document) immediately upon the Company’s acquisition or re-acquisition of such Specified Securitization Transaction Collateral (or interest therein), regardless of the Secured Party’s prior release thereof.”

2. Full Force and Effect. This Amendment amends the Security Agreement on and as of the date hereof, and the Security Agreement shall remain in full force and effect as amended hereby. The Security Agreement, as amended by this Amendment, is hereby ratified and affirmed in all respects.

3. Governing Law. In all respects, including all matters of construction, validity and performance, this Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles regarding choice of law or conflicts of laws.

4. Counterparts. This Amendment may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:
Charles E. Bradley, Jr.
President and Chief Executive Officer

By:
Robert E. Riedl
Senior Vice President and Chief Financial
Officer

SECURED PARTY

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:
Steven E. Hartman
Vice President